EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2010 RESULTS

Non-GAAP Income from Operations of $2.8 million, up 45%; Non-GAAP Diluted Earnings Per Share of $0.19, up 43%

LOS ANGELES – April 29, 2010 – Stamps.com® (Nasdaq:STMP), the leading provider of postage online and shipping software solutions, today announced results for the first quarter ended March 31, 2010.

For the first quarter:

•	Excluding the enhanced promotion channel, PC Postage revenue was $18.2 million, up 10% from the first quarter of 2009.

•
The Company continued to reduce its investment in the enhanced promotion channel (which consists of online programs where additional promotions are provided directly by marketing partners), and total PC Postage revenue including that channel was $19.5 million, up 6% from the first quarter of 2009.

•
The Company reduced the overall level of sales and marketing costs for PhotoStamps by approximately 69% versus the first quarter of 2009 and as a result, total first quarter PhotoStamps revenue was $1.5 million, a decrease of 12% versus the first quarter of 2009.

•	Total revenue was $21.0 million, up 5% compared to the first quarter of 2009.

•	PC Postage gross margin was 75.7%, PhotoStamps gross margin was 28.2% and total gross margin was 72.3%.

•	GAAP net income was $2.1 million, or $0.14 per fully diluted share. This includes a $0.7 million non-cash stock-based compensation expense.

•
Excluding the stock-based compensation expense, the non-GAAP income from operations was $2.8 million, the non-GAAP net income was $2.9 million and the non-GAAP net income per fully diluted share was $0.19.

“For the first quarter we generated our highest non-GAAP earnings per share in the past three years and we returned to double-digit revenue growth rates for our core PC Postage business which excludes the enhanced promotion channel,” said Ken McBride, Stamps.com president and CEO. “We also saw our customer metrics for the core business improve with a reduction in monthly churn to 3.4% and a sequential increase of over 15 thousand in our paid customer metric--the largest sequential increase since we began tracking this number.  Finally, we continued to see strong results from our enterprise business with first quarter revenue increasing by 106% versus the same quarter last year.”

First quarter 2010 Detailed Results

Stamps.com reported 2010 first quarter GAAP net income of $2.1 million. On a per share basis, total 2010 first quarter GAAP net income was $0.14 based on fully diluted shares outstanding of 15.3 million. First quarter GAAP net income was reduced by $0.7 million for stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2010
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp Exp	Amounts

Cost of Sales	$5.75	$0.06	$5.81
Research & Development	2.02	0.15	2.17
Sales & Marketing	7.80	0.19	7.98
General & Administrative	2.66	0.31	2.97
Total Expenses	18.23	0.71	18.93

Gross Margin	72.6%	(0.3%)	72.3%

Income from Operations	2.76	(0.71)	2.05

Interest and Other Income	0.17	-	0.17
Pre-Tax Income	2.93	(0.71)	2.23

Provision for Income Taxes	(0.08)	-	(0.08)

Net Income	$2.85	$(0.71)	$2.15

On a diluted per share basis	$0.19	$(0.05)	$0.14

Shares used in per share calculation	15.27	15.27	15.27

Excluding the stock-based compensation expense, 2010 first quarter non-GAAP net income was $2.9 million or $0.19 per fully diluted share based on fully diluted shares outstanding of 15.3 million. This compares to 2009 first quarter non-GAAP net income per fully diluted share of $0.13.  Thus, non-GAAP first quarter diluted earnings per share increased by 43% compared to the same quarter last year.

Share Repurchase

During the first quarter, the Company repurchased a total of 1.4 million shares for a total cost of $12.8 million, including a repurchase of 1.3 million shares in a private transaction on February 27, 2010. This repurchase transaction was authorized by our board and was independent of our existing share repurchase plan. Our current repurchase plan remains in effect through August of 2010 with a remaining authorization of 1.9 million shares.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its net operating loss asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $230 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to approximately $90 million in tax savings over the next 15 years.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of March 31, 2010, the Company was at an approximately 34% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter of 2008, the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect. Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors. In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com currently has 14.3 million shares outstanding and therefore ownership of approximately 714 thousand shares or greater would currently constitute a “5% shareholder”. Stamps.com strongly urges that any stockholder contemplating owning more than 570 thousand shares contact the Company before doing so.

Business Outlook

Stamps.com currently expects total 2010 revenue to be $80 to $90 million. 2010 GAAP net income per share is expected to be $0.50 to $0.70, including approximately $3.5 million of 2010 stock-based compensation expense and $3.7 million of non-cash tax benefit resulting from the potential additional partial release of the valuation allowance against our deferred tax asset. Excluding the stock-based compensation expense and the non-cash tax benefit, non-GAAP 2010 net income per fully diluted share is expected to be $0.50 to $0.70.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past four fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service, Interapptive, TrueShip, Auctane, Atandra, Webgility and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Since launching PhotoStamps in May 2005, more than 79 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables on page 2 and page 3 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-downs, litigation charges and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2010	2009
Revenues:
Service	$16,018	$15,314
Product	3,073	2,617
Insurance	394	404
PhotoStamps	1,501	1,713
Other	3	-
Total revenues	20,989	20,048
Cost of revenues:
Service	3,483	3,008
Product	1,139	945
Insurance	114	125
PhotoStamps	1,078	1,300
Total cost of revenues	5,814	5,378
Gross profit	15,175	14,670
Operating expenses:
Sales and marketing	7,984	8,064
Research and development	2,170	2,227
General and administrative	2,967	3,264
Total operating expenses	13,121	13,555
Income from operations	2,054	1,115

Interest and other income, net	171	357
Income before income taxes	2,225	1,472
Income tax expense	80	250
Net income	$2,145	$1,222
Net income per share:
Basic	$0.14	$0.07
Diluted	$0.14	$0.07
Weighted average shares outstanding:
Basic	15,142	16,864
Diluted	15,272	16,992

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009

ASSETS
Cash and investments	$63,377	$71,745
Accounts receivable	4,120	4,367
Other current assets	3,058	3,288
Property and equipment, net	2,002	2,102
Intangible assets, net	498	498
Deferred tax	3,671	3,671
Other assets	3,237	3,587
Total assets	$79,963	$89,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,723	$9,583
Deferred revenue	$4,088	$4,070
Total liabilities	13,811	13,653

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	631,231	630,322
Treasury Stock	(117,159)	(104,344)
Accumulated deficit	(448,069)	(450,214)
Unrealized loss on investments	102	(206)
Total stockholders' equity	66,152	75,605
Total liabilities and stockholders' equity	$79,963	$89,258